Exhibit 99.3

VERITONE, INC.

STOCK OPTION AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of providing an inducement material for eligible persons to enter into employment with the Corporation in accordance with the Inducement Award Rules.

B. The Participant is an individual who satisfies the standards for inducement grants under the Inducement Award Rules, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an inducement award of a non-statutory stock option to the Participant.

C. All capitalized terms in this Agreement and not defined or specified in the Plan or the Grant Notice shall have the meaning assigned to them in this Agreement, including Paragraph 17.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to the Participant, as of the Grant Date, an option (the “option” or “Option”) to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by the Participant other than by will or the laws of inheritance following the Participant’s death and may be exercised, during the Participant’s lifetime, only by the Participant.

4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or earlier termination of the option term under Paragraph 5 or 6.

5. Cessation of Service. Except as otherwise provided in a separate employment agreement between the Participant and the Corporation containing provisions relating to cessation of the Participant’s Service that are applicable to this option, the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should the Participant cease to remain in Service for any reason (other than death, Disability or termination for Cause) while this option is outstanding, then the Participant shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) Should the Participant die while this option is outstanding, then the personal representative of the Participant’s estate or the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance following the Participant’s death shall have the right to exercise this option. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of the Participant’s death or (ii) the Expiration Date.

(c) Should the Participant cease Service by reason of Disability while this option is outstanding, then the Participant shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(d) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of the Participant’s cessation of Service, exercisable pursuant to the Exercise Schedule specified in the Grant Notice. This option shall not become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or otherwise, following the Participant’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with the Participant. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e) Should the Participant’s Service be terminated for Cause or should the Participant otherwise engage in Misconduct following termination of Service while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

6. Change in Control. This option shall be subject to Section 2.6 of the Plan in the event of a Change in Control; provided, however, that if Participant’s employment is subject to a separate employment agreement containing provisions relating to a Change in Control that are applicable to this option, such provisions are incorporated by reference into this Agreement.

7. Adjustment to Option Shares. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and related tax withholdings in accordance with the Plan, and become the record holder of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares, the Participant (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise, or comply with such procedures as the Corporation may establish for notifying the Corporation of the exercise of the option, for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation;

(B) in shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes; or

(C) through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than the Participant) have the right to exercise this option.

(iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining the Participant) for the satisfaction of all applicable tax withholding requirements applicable to the option exercise in accordance with the Plan.

(v) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of the Participant (or any other person or persons exercising this option) a certificate (which may be in electronic form) for the purchased Option Shares, with any appropriate legends affixed thereto.

(b) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address on record with the Corporation. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

15. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

16. Data Privacy. By accepting this option, Participant: (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Plan and Awards granted to Participant under the Plan; (b) understands that the Corporation and the Subsidiary (if applicable) employing Participant may, for the purpose of implementing, administering and managing the Plan and Awards granted to Participant under the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, personal email address, date of birth, social security, social insurance number or other identification number, salary, nationality, job title, date of hire, date of termination and details of all Awards or entitlements to Common Stock granted to Participant under the Plan or otherwise (“Data”); (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and awards granted to Participant under the Plan, including, but not limited to, any broker, transfer agent or trustee providing recordkeeping, account maintenance and/or transaction services or with whom the shares of Common Stock issued upon vesting of the Option may be deposited, and that these recipients may be located in Participant’s country or elsewhere, that the recipient’s country may have different data privacy laws and protections than Participant’s country, and that the recipient may hold the Data and make it accessible to the Corporation for the period of time required under the recipient’s data retention policies and procedures and/or contractual obligations to the Corporation in order to fulfill financial and tax reporting, inheritance and other contractual or legal purposes; and (d) authorizes the Corporation, any Subsidiary and their respective agents to store and transmit such information in electronic form.

17. Definitions. The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Stock Option Agreement.

(b) Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which the Participant has been informed of the basic terms of the option evidenced hereby.

(c) Notice of Exercise shall mean the notice of exercise in such form as provided by the Corporation.

(d) Plan shall mean the Corporation’s Inducement Grant Plan.

5